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                                                                EXHIBIT 3.02

                               ARTICLES OF MERGER
                                       OF
                   ENRON OREGON CORP., AN OREGON CORPORATION
                                      AND
                      ENRON CORP., A DELAWARE CORPORATION

        Enron Oregon Corp., an Oregon corporation, the surviving corporation in a merger effected pursuant to ORS 60.481-60.501 and Section 252 of the Delaware General Corporation Law, submits the following Articles of Merger for filing pursuant to ORS 60.494:

                1. The names of the constituent corporations in the merger are Enron Oregon Corp., an Oregon corporation (Oregon Registry No. 527549-84), and Enron Corp., a Delaware corporation.

                2. The surviving corporation in the merger is Enron Oregon Corp., an Oregon corporation.

                Pursuant to the plan of merger, the Amended and Restated Articles of Incorporation of Enron Oregon Corp., as in effect immediately prior to the effective time of the merger, shall be the articles of incorporation of the surviving corporation until further amended as provided therein and under Oregon law, except that upon effectiveness of the merger, Article 1 of such articles of incorporation shall be amended to read in its entirety as follows:

                        "The name of the corporation is Enron Corp."

                3.      A copy of the plan of merger is attached as Exhibit A.

                4. The plan of merger was approved by the holder of all of the common stock of Enron Oregon Corp., an Oregon corporation, acting by unanimous written consent as a single voting group, such approval being the only shareholder approval of the merger required on the part of Enron Oregon Corp., an Oregon corporation. At the date of the shareholder vote, there were 1,000 shares of common stock of Enron Oregon Corp., an Oregon corporation, issued and outstanding, all of which were entitled to be cast with respect to approval of the plan of merger. All of such shares were voted for approval of the plan of merger and no shares were voted against approval of the plan of merger.

                5. The plan of merger was approved and adopted by the holders of common stock, par value $.10 per share ("Common Stock"), and Cumulative Second Preferred Convertible Stock, par value $1.00 per share ("Convertible Preferred Stock"), of Enron Corp., a Delaware corporation, voting together as a single class, such approval being the only shareholder approval of the merger required on the part of Enron Corp., a Delaware corporation. At the record date fixed for determination of the shareholders of Enron Corp., a Delaware corporation, entitled to vote on the plan of merger, there were 253,823,320 shares of Common Stock and 1,371,783 shares of Convertible Preferred Stock issued and outstanding, which shares were voted as a single class and represented in the aggregate 272,550,902 votes entitled to be cast as a single class with respect to approval of the merger. At the meeting of the shareholders of Enron Corp., a Delaware corporation, duly convened
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        for the purpose of approving and adopting the plan of merger,
        204,550,902 of the votes represented by such shares were voted for approval and adoption of the plan of merger and 1,640,846 votes were cast against approval and adoption of the plan of merger.

                6. The merger shall be effective at 2:00 p.m. Pacific Time on July 1, 1997.

                7.      Person to contact with respect to this filing:
        Kate Cole, Enron Corp., (713) 853-6161.

        IN WITNESS WHEREOF, the undersigned constituent corporations have executed these Articles of Merger on the 1st day of July, 1997.

                                 ENRON OREGON CORP., an Oregon corporation


                                 By: /s/ J. CLIFFORD BAXTER
                                    -------------------------------------
                                         J. Clifford Baxter
                                         Vice President


                                 ENRON CORP., a Delaware corporation


                                 By: /s/ J. CLIFFORD BAXTER
                                    -------------------------------------
                                         J. Clifford Baxter
                                         Senior Vice President